Exhibit 10.5

AMENDMENT TO THE

ALLIANT ENERGY CORPORATION SEVERANCE PLAN

WHEREAS, the Compensation and Personnel Committee (the “Committee”) of the Board of Directors of ALLIANT ENERGY CORPORATION (the “Company”), has determined that it is in the best interests of the Company to amend the Alliant Energy Corporation Severance Plan (the “Severance Plan”); and

WHEREAS, the Committee expressly reserves the right to modify, amend, suspend or terminate the Severance Plan, in whole or in part at any time, by the use of a written amendment; and

WHEREAS, under the Severance Plan, an Employee (within the meaning of the Severance Plan) may continue medical and dental coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for up to 18 months following such Employee’s termination of employment, in which case the Company will pay the related coverage premium expenses with respect to the first six months following such termination, and the Employee will be solely responsible for coverage premium expenses with respect to the seventh through eighteenth month following such termination; and

WHEREAS, Employees who have performed services for the Company for no less than ten years and are eligible for retirement may be eligible for retiree medical coverage under retiree medical plans maintained by the Company or its affiliates.

NOW, THEREFORE BE IT:

RESOLVED, that, effective as of January 1, 2012, notwithstanding any provision of the Severance Plan to the contrary, the Severance Agreement and Release (within the meaning of the Severance Plan) and any other agreement or release required to be executed by an Employee as a condition for the receipt of any payments or benefits under the Severance Plan must become effective and irrevocable no later than the 52nd day after the termination of the Employee’s employment in order for such Employee to receive benefits under the Severance Plan and the payment or provision of any such payments or benefits shall commence on the 60th day following such termination of employment; and

FURTHER RESOLVED, that, effective as of January 1, 2012, notwithstanding any provision of the Severance Plan to the contrary, the Company shall be considered to have terminated an Employee’s employment for “Cause”, for purposes of the Severance Plan, if such termination is a result of (A) such Employee engaging in intentional conduct not taken in good faith that has caused demonstrable and serious financial injury to the Company, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (B) such Employee being convicted of a felony (as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal), which substantially impairs such Employee’s ability to perform his or her duties or responsibilities; or (C) the continuing willful and unreasonable refusal by such Employee to perform such Employee’s duties or responsibilities.

FURTHER RESOLVED, that, effective as of January 1, 2012, notwithstanding any provision of the Severance Plan to the contrary, any Employee eligible for payments or benefits under the Severance Plan who, upon termination of employment, is also eligible for participation in any retiree medical benefit plan maintained by the Company or its affiliates shall be entitled to six months of paid retiree medical coverage in lieu of the payment of any COBRA premium by the Company, under the Severance Plan.

FURTHER RESOLVED, that except as amended hereby, the Severance Plan continues and shall remain in full force and effect in all respects.